Exhibit 99.1

PTC THERAPEUTICS ANNOUNCES PRICING OF

PUBLIC OFFERING OF COMMON STOCK

SOUTH PLAINFIELD, NJ — October 9, 2014 — PTC Therapeutics, Inc. (NASDAQ: PTCT) announced today the pricing of an underwritten public offering of 3,000,000 shares of its common stock pursuant to an automatically effective shelf registration statement that was previously filed with the Securities and Exchange Commission at a public offering price of $36.25 per share, before underwriting discounts. All of the shares in the offering are to be sold by PTC. In addition, PTC has granted the underwriters an option for a period of 30 days to purchase up to an additional 450,000 shares of common stock at the public offering price, less the underwriting discount.

Credit Suisse and Citigroup are acting as joint lead book-running managers for the offering. Cowen and Company, Deutsche Bank Securities and RBC Capital Markets are acting as book-running managers.

PTC expects to close the offering on or about October 16, 2014, subject to satisfaction of customary closing conditions.

Before investing in the offering, interested parties may read the prospectus supplement and the accompanying prospectus for the offering and the other documents PTC has filed with the SEC, which are incorporated by reference in the prospectus supplement and the accompanying prospectus for the offering and provide more complete information about PTC and the offering. Copies of the preliminary prospectus supplement and the accompanying prospectus relating to the offering may be obtained from Credit Suisse Securities (USA) LLC, Attn: Prospectus

Department, One Madison Avenue, New York, NY 10010, telephone: 800-221-1037, email: newyork.prospectus@credit-suisse.com; Citibank Global Markets Inc., Broadridge Financial Solutions,1155 Long Island Avenue, Edgewood, NY 11717, telephone: 800-831-9146, email: prospectus@citi.com; Cowen and Company, LLC, Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attention: Prospectus Department, telephone: 631-274-2806; Deutsche Bank Securities Inc., Attention: Prospectus Group, 60 Wall Street, New York, NY 10005, telephone: 800-503-4611, email: prospectus.CPDG@db.com; or RBC Capital Markets, LLC, 3 World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281-8098.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

ABOUT  PTC THERAPEUTICS, INC.

PTC is biopharmaceutical company focused on the discovery and development of orally administered, proprietary small molecule drugs that target post-transcriptional control processes. Post-transcriptional control processes regulate the rate and timing of protein production and are essential to proper cellular function. PTC’s internally discovered pipeline addresses multiple therapeutic areas, including rare disorders, oncology and infectious diseases. PTC has developed proprietary technologies that it applies in its drug discovery activities and which form the basis for collaborations with leading biopharmaceutical companies.

PTC THERAPEUTICS MEDIA CONTACT:

Jane Baj

908-912-9167

jbaj@ptcbio.com

PTC THERAPEUTICS INVESTOR CONTACT:

Emily Hill

908-912-9327

ehill@ptcbio.com